                           SCHEDULE 14A INFORMATION
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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Peerless Systems Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         Peerless Systems Corporation
--------------------------------------------------------------------------------
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

                         PEERLESS SYSTEMS CORPORATION
                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 12, 1997

To the Stockholders of Peerless Systems Corporation:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Peerless Systems Corporation, a Delaware corporation (the "Company"), will be held on Thursday, June 12, 1997, at 2:00 p.m. local time at the Manhattan Country Club located at 1330 Park View Avenue, Manhattan Beach, California for the following purpose:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending January 31, 1998.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on April 25, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ HOSHI PRINTER

                                          Hoshi Printer
                                          Secretary

El Segundo, California
May 1, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         PEERLESS SYSTEMS CORPORATION
                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 12, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Peerless Systems Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 12, 1997 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Manhattan Country Club located at 1330 Park View Avenue, Manhattan Beach, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 1, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on April 25, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 25, 1997, the Company had outstanding and entitled to vote 10,516,338 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2381 Rosecrans Avenue, El Segundo, California 90245, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  There are four nominees for the five Board positions presently authorized in the Company's Bylaws. Lauren L. Shaw, after serving the Company for 14 years, resigned from the Board in December, and has elected not to stand for reelection. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, two of the directors, Messrs. Gavaldon and Barrett, having been elected by the stockholders, and two of the directors, Messrs. Levy and North, having been elected by the Board.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  The names of the nominees and certain information about them as of January 31, 1997 are set forth below:

                                     PRINCIPAL OCCUPATION/
   NAME                          AGE POSITION HELD WITH THE COMPANY
   ----                          --- ------------------------------
    Edward A. Gavaldon..........  51 President, Chief Executive Officer and
                                     Chairman of the Board
    Robert G. Barrett...........  52 General Partner, Battery Ventures
    Paul D. Levy................  41 Chief Executive Officer and Chairman of the
                                     Board of Rational Software Corporation
    Robert L. North.............  61 Chief Executive Officer and Director of HNC
                                     Software, Inc.

  Edward A. Gavaldon has served the Company as President, Chief Executive Officer and a director since January 1995 and as Chairman of the Board since July 1996. Prior to joining the Company, Mr. Gavaldon worked at Xerox Corporation for 23 years in various positions including: Manager, Strategy and Programs for Printing Products; Chief Engineer, High Speed Laser Printers; Vice President, Worldwide Marketing, Laser Printers; and most recently as Vice President/General Manager in the Desktop Laser Printer Business Unit. Mr. Gavaldon received a B.A. degree in economics from the University of California at Los Angeles and an M.B.A. degree from the University of Southern California.

  Robert G. Barrett has served the Company as a director since March 1991. He is a founder and a Managing Partner of Battery Ventures, a venture capital fund specializing in communication and software investment. Mr. Barrett serves as a director of Brooktrout Technology, Inc. and several privately-held high technology companies. Mr. Barrett received a B.A. degree in history and an M.B.A. degree from Harvard University.

  Paul D. Levy has served the Company as a director since August 1996. Mr. Levy has been Chief Executive Officer and Chairman of the Board of Rational Software Corporation, a software products company since September 1996. Mr. Levy was President, Chief Executive Officer and a director of Rational Software Corporation from 1994 and was President and co-founder of one of its predecessor corporations, Rational, from 1981. Mr. Levy received a B.S. degree from the United States Air Force Academy and received an M.S. degree in engineering-economic systems from Stanford University.

  Robert L. North has served the Company as a director since July 1996. Mr. North has been Chief Executive Officer and a director of HNC Software, Inc., a neural network technology company, since June 1987. For 21 years prior to that time he was employed by TRW, Inc. Electronic Systems Group, most recently as Vice President and General Manager. Prior to that time, he was a member of the technical staff for the Satellite Central Office of Aerospace Corporation. Mr. North received B.S. and M.S. degrees in electrical engineering from Stanford University.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended January 31, 1997, the Board of Directors held 11 meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Barrett and North. The Audit Committee, as previously constituted, met informally prior to the time the Company completed its initial public offering in September 1996 (the "Initial Public Offering"). The Audit Committee, as presently constituted, will meet in connection with the review of the fiscal 1997 financial results.

  The Compensation Committee makes recommendations concerning salaries, benefits and incentive compensation, administers the issuance of stock options and other awards to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Barrett and Levy. The Compensation Committee, as presently constituted, met one time during the fiscal year ended January 31, 1997.

  During the fiscal year ended January 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending January 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1990. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                  BENEFICIAL OWNERSHIP (1)
                                                  ---------------------------
                                                   NUMBER OF      PERCENT OF
   BENEFICIAL OWNER                                 SHARES          TOTAL
   ----------------                               -------------- ------------
   Battery Ventures II, L.P.(2)..................      1,612,726         15.4%
    Robert G. Barrett
    Battery Ventures
    200 Portland Street
    Boston, MA 02114

   Chancellor LGT Asset Management, Inc.(3)......        597,700          5.7
    1166 Avenue of the Americas
    New York, NY 10036

   Adobe Ventures L.P.(4)........................        595,325          5.7
    One Bush Street
    San Francisco, CA 94104

   Lauren L. Shaw and Barbara B. Renshaw(5)......        583,417          5.6
    c/o Bank of America
    Attn: Rick Reisman, Trustee
    2049 Century Park East, Suite 200
    Los Angeles, CA 90067

   Delaware Management Holdings, Inc.(3).........        537,800          5.1
    2005 Market Street
    Philadelphia, PA 19103

   Stephen R. Butterfield(6).....................        302,826          2.9
   Edward A. Gavaldon(7).........................        194,048          1.8
   David R. Fournier(8)..........................        116,546          1.1
   Thomas B. Ruffolo(9)..........................         50,888        *
   Hoshi Printer(10).............................         19,699        *
   Reginald Cardin(11)...........................         16,530        *
   Paul D. Levy..................................            --           --
   Robert L. North...............................            --           --
   All directors and executive officers as a
    group (9 persons)(12)........................      2,313,263         22.0

--------
  *  Represents beneficial ownership of less than one percent.
 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,505,806 shares outstanding on February 28, 1997, adjusted as required by rules promulgated by the SEC.
 (2) Robert G. Barrett, a director of the Company, is a Managing Partner of ABF Partners II, L.P., the general partner of Battery Ventures. Mr. Barrett may be deemed to have voting and investment power over the shares held by Battery Ventures. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (3) Amounts shown are based on share ownership as of December 31, 1996, as reported on Schedules 13G filed with the Securities and Exchange Commission.
 (4) Adobe Systems Incorporated is the sole limited partner of Adobe Ventures L.P. and H&Q Adobe Ventures Management L.P. is the sole general partner of Adobe Ventures L.P.
 (5) Represents (i) 120 shares held by Lauren L. Shaw, a former executive officer and Chairman of the Board of the Company, and Barbara B. Renshaw as community property; (ii) 291,648 shares held in the Lauren L. Shaw 1996 Trust; and (iii) 291,649 shares held in the Barbara B. Renshaw 1996 Trust. Mr. Shaw disclaims beneficial ownership of shares held in the Barbara B. Renshaw 1996 Trust. Ms. Renshaw disclaims beneficial ownership of shares held in the Lauren L. Shaw 1996 Trust. Mr. Shaw and Ms. Renshaw are married.
 (6) Includes 60 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
 (7) Includes 194,048 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
 (8) Includes 113,513 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
 (9) Includes 8,852 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
(10) Includes 16,666 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
(11) Includes 15,333 shares issuable pursuant to options exercisable within 60 days of February 28, 1997.
(12) Includes 348,472 shares issuable to all directors and executive officers pursuant to options exercisable within 60 days of February 28, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

  Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings. The Board of Directors has adopted resolutions providing for the automatic grant, under the Company's 1996 Equity Incentive Plan of: (i) an option to purchase 26,666 shares of

Common Stock to each non-employee director who is first elected to the Board of Directors after completion of the Company's initial public offering; and
(ii) an option to purchase 6,666 shares of Common Stock on the date of each annual stockholder meeting, beginning in 1997, to each non-employee director who has served continuously as a non-employee director for at least six months immediately prior to such annual meeting. The options vest at a rate of 25% on the first anniversary of the date of grant and 1/48th of the shares subject to the option each month thereafter for the following three years. In July and August 1996, the Board also approved grants of options to purchase an aggregate of 26,666 shares of Common Stock to each of Mr. Shaw, Mr. Barrett, Mr. North and Mr. Levy at a weighted average exercise price of $10.00, $10.00, $9.63 and $11.00 per share, respectively, subject in each case to similar vesting terms as those described above. Such options granted to Mr. Shaw were terminated upon Mr. Shaw's resignation from the Board of Directors in December 1996.

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal years ended January 31, 1997 and December 31, 1995, the compensation earned by the Company's Chief Executive Officer and the Company's other five most highly compensated executive officers at January 31, 1997, as well as a former executive officer of the Company (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                               ANNUAL              LONG-TERM
                                            COMPENSATION          COMPENSATION
                                     --------------------------   ------------
                                                        OTHER                  ALL OTHER
                                                       ANNUAL      SECURITIES   COMPEN-
                             FISCAL            BONUS  COMPENSA-    UNDERLYING   SATION
NAME AND PRINCIPAL POSITION  YEAR(1) SALARY($)  ($)    TION($)      OPTIONS       ($)
---------------------------  ------- --------- ------ ---------   ------------ ---------
Edward A. Gavaldon......      1997    166,154  50,000     --        100,000        --
 President, Chief             1995    153,211  18,125     --        354,293        --
 Executive
 Officer and Chairman of
 the Board
Hoshi Printer(2)........      1997     83,462  16,667     --         99,999        --
 Vice President, Finance      1995        --      --      --            --         --
 and Administration,
 Chief Financial Officer
 and Secretary
Stephen R. Butterfield..      1997    101,285  30,240     --         66,666        --
 Vice President,              1995     98,280  21,924     --            --         --
 Advanced Technology
Reginald Cardin.........      1997    140,000  18,750  24,957(3)     30,000        --
 Vice President,              1995     45,769     --      --         76,666        --
 Engineering
David R. Fournier.......      1997    123,874  25,200  12,000(4)    126,665        --
 Vice President, Sales        1995    110,000  32,170     --            --         --
 and Field Operations
Thomas B. Ruffolo.......      1997    103,058  22,500     --         30,000        --
 Vice President,              1995    102,308  14,063     --            --         --
 Marketing
Lauren L. Shaw(5).......      1997    243,671  21,750     --         26,666     10,000(6)
 Former Executive             1995    156,600  21,750     --            --         --
 Officer

--------
(1) The Company changed its fiscal year-end from December 31 to January 31, effective in the year beginning February 1, 1996. Compensation information for the one-month transition period ended January 31, 1996 is not presented herein.
(2) Mr. Printer joined the Company as an executive officer in June 1996. Amounts shown reflect compensation paid to Mr. Printer during the period from June 1996 through January 1997.
(3) Reflects relocation expenses paid by the Company on behalf of Mr. Cardin during fiscal year 1997.

(4 ) Reflects sales commissions paid to Mr. Fournier during fiscal year 1997.
(5) Mr. Shaw resigned as an executive officer of the Company in August 1996. Amounts shown reflect all amounts paid under an employment agreement between Mr. Shaw and the Company. See "Certain Transactions."
(6) Reflects legal fees paid by the Company on behalf of Mr. Shaw during fiscal year 1997.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan") and 1992 Stock Option Plan (the "1992 Plan") (collectively, the "Plans").

  The Plans provide for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of the Company. The Plans provide that they will be administered by the Board of Directors, or a committee appointed by the Board, which determines recipients and types of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Currently, the Plans are administered by the Compensation Committee of the Board, and the Compensation Committee has delegated authority to grant options in an amount less than 10,000 shares to persons not subject to Section 16(b) of the Exchange Act to a special option committee comprised of Mr. Gavaldon.

  The terms of stock options granted under the Plans generally may not exceed ten years. The exercise price of options granted under the Plans is determined by the Compensation Committee, provided that (i) the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant and (ii) the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant.

  Options granted under the Plans vest at the rate specified in each optionee's option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, for a nonstatutory stock option, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or permanent and total disability) may exercise options in the period following such cessation as may be determined by the Board of Directors (not to exceed three months for an incentive stock option). Options may be exercised for up to twelve months after an optionee's relationship with the Company and any affiliate ceases due to death or disability.

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  As of February 28, 1997, options to purchase a total of 1,480,026 shares were outstanding under the Plans and options to purchase 627,767 shares remained available for grant thereunder.

  The following tables show for the fiscal year ended January 31, 1997 certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                             ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                      FOR OPTION TERM
                         --------------------------------------------------- --------------------------
                         NUMBER OF     % OF TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING    GRANTED TO   EXERCISE OR
                          OPTIONS     EMPLOYEES IN  BASE PRICE   EXPIRATION
NAME                     GRANTED (#)   FISCAL YEAR     ($/SH)       DATE     5% ($)(2)      10% ($)(2)
----                     -----------  ------------- ------------ ----------- ----------     -----------
Mr. Gavaldon............   100,000        12.9         $ 3.30      5/08/06       207,900        524,700
Mr. Printer.............    99,999        12.9         $ 3.30      5/28/06       207,898        524,695
Mr. Butterfield.........    66,666         8.6         $ 3.30      5/08/06       138,599        349,797
Mr. Cardin..............    30,000         3.9         $ 3.30      5/08/06        62,370        157,410
Mr. Fournier............   126,665        16.4         $ 1.65      2/28/06       131,668        541,303
Mr. Ruffolo.............    30,000         3.9         $ 3.30      5/08/06        62,370        157,410
Mr. Shaw................    13,333(1)      1.7         $ 9.00      7/23/96           -- (1)         -- (1)
                            13,333(1)      1.7         $11.00      8/23/96           -- (1)         -- (1)

--------
(1) Represents options granted to Mr. Shaw in connection with Mr. Shaw's service on the Board of Directors. These options were terminated upon Mr. Shaw's resignation from the Board in December 1996.
(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually, with the initial fair market value equal to the exercise price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                         SHARES ACQUIRED      VALUE                FY-END (#)                    AT FY-END ($)
NAME                     ON EXERCISE (#)  REALIZED ($)(1) EXERCISABLE/UNEXERCISABLE (2) EXERCISABLE/UNEXERCISABLE (2)(3)
----                     ---------------- --------------- ----------------------------- --------------------------------
Mr. Gavaldon............      18,527          177,396            212,576/241,717              3,948,599/4,302,393
Mr. Printer.............         --               --                99,999/0                      1,669,983/0
Mr. Butterfield.........         --               --                60/66,666                   1,165/1,113,322
Mr. Cardin..............         --               --              15,333/91,333                284,810/1,640,260
Mr. Fournier............         --               --                187,647/0                     3,482,529/0
Mr. Ruffolo.............      44,205          443,448               52,519/0                      1,771,050/0
Mr. Shaw................          60              657                  0/0                            0/0

--------
(1) Calculated based on the fair market value of the underlying shares on the date of exercise less the exercise price. For options exercised prior to the Company's initial public offering, the fair market value at the date of exercise is deemed to be the initial public offering price of $11.00 per share.
(2) Reflects vested options and unvested options that are subject to early exercise.
(3) Calculated based on a price of $20.00 per share at the close of trading on January 31, 1997.

EMPLOYMENT AGREEMENT

  The Company has entered into an employment agreement with Edward A. Gavaldon. The agreement provides that Mr. Gavaldon will serve as Chief Executive Officer and President and provides for payment of a base salary of $175,000 with a bonus of up to $75,000 annually, and participation in the Company's benefit plans. The agreement also provides that all of Mr. Gavaldon's outstanding options will be accelerated in the event of the acquisition or change in control of the Company or a sale of all or substantially all of the Company's assets. In the event that the Company terminates Mr. Gavaldon without cause, the Company will be required to pay Mr. Gavaldon his base salary and certain benefits for an additional one-year period and will accelerate the vesting of his options for at least an additional six months.

  REPORT ON THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION(1)

  The Company's executive compensation program presently is administered by the two-member Compensation Committee of the Board of Directors (the "Committee") set forth below. These Committee members are not employees of the Company. Prior to completion of the Initial Public Offering, the Compensation Committee was comprised of Robert Barrett and Lauren Shaw. During this period, executive compensation, including equity compensation, was reviewed by this compensation committee and thereafter approved by the Board of Directors. Accordingly, the Board of Directors, as then constituted, approved all executive compensation for fiscal 1997, except for the granting of year-end cash bonuses, which was determined by the Committee. As used herein, the term "Board" refers to the entire board of directors, as then constituted, with respect to decisions made prior to the Initial Public Offering, and the term "Committee" refers to the Compensation Committee, as presently constituted, with respect to decisions made thereafter and policies going forward.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that, with respect to the application of Section 162(m) of the Code, at the present time it is highly unlikely that the cash compensation paid to any Named Executive Officer in a taxable year will exceed $1 million. However, options granted with exercise prices at least 100% of fair market value are intended to qualify under the Plans as "performance-based compensation."

  The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within the Company.

  The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and equity-based compensation incentives. The Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the review of competitive compensation information, the recommendations of senior management and other information available to the Committee.

BASE SALARY AND BENEFITS

  The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his responsibilities and performance. The Compensation Committee compares the Company's compensation
--------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

levels with published surveys of executive compensation at comparable companies, as well as with recent proxy data for publicly-traded companies also involved in the information technology industry. In order to maximize the incentive elements of the executive officers' total compensation packages, the Committee sets the base salary and benefits component of these packages within the competitive range of the salary and benefits levels of the executive officers of the comparative companies. As noted above, base salaries and benefits for fiscal 1997 were determined by the Board.

ANNUAL INCENTIVE BONUS

  The second component of the Company's executive compensation package is an annual incentive bonus. In the beginning of fiscal year 1997, the Board established bonus compensation formulas for each executive officer based on certain individual performance criteria. The arrangement provided each executive officer with the opportunity to earn a cash bonus according to the extent to which he met his particular individual performance criteria. The Board established the formulas and criteria for fiscal 1997, and the Committee determined realization of these criteria by the officers and approved the final amounts of bonuses paid.

1992 STOCK OPTION PLAN AND 1996 EQUITY INCENTIVE PLAN

  The third component of the Company's executive compensation package is stock options, which the Company believes are becoming increasingly important as an incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company. Generally, the Company grants stock options at fair market exercise prices, as determined by the Committee at the time of grant.

  The Company's Plans have been established to provide all employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made annually to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the Plans generally have a non-statutory four- to seven-year vesting schedule and generally expire ten years from the date of grant. In addition, a portion of the options granted to the Company's executive officers are performance-based options. These options provide for deferred vesting generally over a seven-year period, with the acceleration of a portion of the option in the event the executive meets designated performance objectives in a given year. The Compensation Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a qualitative analysis of individual performance, the Company's financial performance and the executive's existing options.

CEO COMPENSATION

  The base salary, annual incentive bonus and stock options for Mr. Gavaldon were determined in accordance with the terms of an employment agreement (the "Employment Agreement") dated as of January 4, 1995 between Mr. Gavaldon and the Company. The Employment Agreement was the result of negotiations to induce Mr. Gavaldon to join the Company as its President and Chief Executive Officer in January 1995. In recognition of Mr. Gavaldon's substantial contribution to the growth and success of the Company and of competitive conditions in the market for executive officers, and to encourage Mr. Gavaldon's continued service to the Company, the Board approved an amendment to the Employment Agreement in July 1996 to, among other things, increase Mr. Gavaldon's base salary and annual incentive bonus. The Board also awarded a stock option to Mr. Gavaldon in May 1996 concurrent with the granting of options to the Company's other executive officers in connection with the annual review of option grants for officers. A portion of these options were performance-based options. Shortly after the end of fiscal 1997, the Committee evaluated Mr. Gavaldon's performance in accordance with his previously-established goals and awarded his bonus accordingly. See "Employment Agreement" and "Certain Transactions."

OTHER EXECUTIVE OFFICER COMPENSATION

  At the beginning of fiscal 1997, the Board established the base salary of each other executive officer based on data regarding executive compensation of the Company's competitors, including published survey information, each executive officer's base salary for the prior fiscal year, past performance, the scope of such officer's responsibility and other information available to the Board. In addition, at the beginning of fiscal 1997, the Board established bonus compensation formulas for each officer based on certain individual performance criteria. Mr. Printer's base salary, annual incentive bonus and stock options were determined by the Board as part of negotiations to hire Mr. Printer as the Company's Vice President, Finance and Administration, Chief Financial Officer and Secretary in June 1996. Shortly after the end of fiscal 1997, the Committee reviewed the performance of each executive relative to the pre-determined objectives and awarded bonuses in various percentages to each of the executive officers. The Board also awarded options to each of the executive officers during the year as part of the annual review of option grants for employees. A portion of these options were performance-based options.

                                          Compensation Committee of the Board
                                           of Directors

                                          Robert G. Barrett
                                          Paul D. Levy

                     PERFORMANCE MEASUREMENT COMPARISON(1)

  The following charts show a comparison of cumulative returns for the Company, the Nasdaq Stock Market (United States Companies) and the H&Q Technology Stocks beginning after the close of trading on September 24, 1996, when the Company's Common Stock was priced at $11.00 per share for sale in the Company's initial public offering.

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                                 ACTUAL PRICES

                         BASE PERIOD
COMPANY/INDEX             24-SEP-96  30-SEP-96 31-OCT-96 30-NOV-96 31-DEC-96 31-JAN-97
-------------            ----------- --------- --------- --------- --------- ---------
Peerless Systems
 Corporation............    11.00      11.50     10.63     13.00     17.00      20.00
Nasdaq U.S. Index
 Composite..............   404.60     405.34    400.90    425.74    425.26     455.47
H&Q Technology Index....   890.02     880.39    865.38    950.86    929.94    1020.80

                                 SCALED PRICES

                         BASE PERIOD
COMPANY/INDEX             24-SEP-96  30-SEP-96 31-OCT-96 30-NOV-96 31-DEC-96 31-JAN-97
-------------            ----------- --------- --------- --------- --------- ---------
Peerless Systems
 Corporation............      100     104.55     96.59    118.18    154.55     181.82
Nasdaq U.S. Index
 Composite..............      100     100.18     99.09    105.23    105.11     112.57
H&Q Technology Index....      100      98.92     97.23    106.84    104.49     114.69

                       [PERFORMANCE CHART APPEARS HERE]

--------
(1) The Section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                             CERTAIN TRANSACTIONS

  In September 1992 and June 1993, the Company entered into a Third Party Development and License Agreement (the "Third Party Agreement") and a PCL Development and License Agreement (the "PCL Agreement"), respectively, each of which has been subsequently amended, with Adobe Systems Incorporated ("Adobe"), a principal stockholder of the Company. Under the Third Party Agreement, the Company licenses (for internal development purposes) Adobe's PostScript Software from Adobe so that the Company can port and support versions of the Company's products that may be used in conjunction with Adobe's PostScript Software by Adobe's OEMs. The Company has paid Adobe a fee for this license and may pay Adobe additional fees for additional rights that Adobe may grant to the Company. In addition, Adobe pays royalties to the Company in connection with the distribution by Adobe's OEMs of products that the Company has enabled to be used with Adobe's PostScript Software. The Third Party Agreement has a term of five years and is renewable biannually thereafter. Under the PCL Agreement, the Company develops versions of the Company's PCL products that can be used with Adobe's PostScript Software, and Adobe licenses these products for sublicense to its OEMs. In return for this license, Adobe pays royalties to the Company for each such product that it causes to be shipped or delivered to end-users. The PCL Agreement has a term of 20 years and is renewable annually thereafter. During fiscal year 1997, the Company recognized revenues of $2,244,000 arising from these license agreements and engineering services arrangements with Adobe.

  In July 1996, the Company and Battery Ventures II, L.P. agreed to amend a warrant to purchase 66,666 shares of Common Stock. The amendment increased the exercise price of the warrant from $3.75 to $4.50 per share, extended the term of the warrant from March 29, 1996 to December 31, 1996 and included a limited release in favor of the Company related to the exercise of the warrant.

  In January 1995, the Company entered into an employment agreement with Lauren L. Shaw, a principal stockholder and former director and executive officer of the Company. The Company amended this agreement in August 1996 in connection with Mr. Shaw's resignation as an executive officer. In consideration for, among other things, an agreement not to compete through 1998, the employment agreement, as amended, provides, among other things, (i) that the Company will pay Mr. Shaw $9,080 every two weeks through the end of 1997, plus accrued and unpaid vacation and other items, (ii) that the Company will pay Mr. Shaw $150 per hour for consulting services actually rendered to the Company and (iii) that Mr. Shaw will have certain registration rights with respect to the shares of the Company's Common Stock that he owns.

  The Company has entered into an employment agreement with Edward A. Gavaldon. See "Employment Agreement."

  The Company has entered into indemnification agreements with its directors and executive officers which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that he may be required to pay in actions or proceedings in which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws. In September 1996, the Company entered into indemnity agreements with certain stockholders (the "Selling Stockholders") who sold shares of Common Stock in the Initial Public Offering. Pursuant to the agreements, the Company agreed to indemnify the Selling Stockholders for certain liabilities and costs incurred in connection with the Initial Public Offering, and the Selling Stockholders agreed to indemnify the Company and its officers and directors for certain liabilities incurred in connection with the Initial Public Offering.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ HOSHI PRINTER

                                          Hoshi Printer
                                          Secretary

May 1, 1997

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, PEERLESS SYSTEMS CORPORATION, 2381 ROSECRANS AVENUE, EL SEGUNDO, CALIFORNIA 90245.

                          PEERLESS SYSTEMS CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 12, 1997

  The undersigned hereby appoints Edward A. Gavaldon and Hoshi Printer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Peerless Systems Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Peerless Systems Corporation (the "Company") to be held at the Manhattan Country Club located at 1330 Park View Avenue, Manhattan Beach, California, on Thursday, June 12, 1997 at 2:00 p.m., local time and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

  FOR all nominees listed below        WITHHOLD AUTHORITY
  (except as marked to the             to vote for all nominees
  contrary below) [_]                  listed below. [_]


 NOMINEES: Edward A. Gavaldon, Robert G. Barrett, Paul D. Levy, Robert L. North

              To withhold authority to vote for any nominee(s),
                     write such nominee(s)' name(s) below:


  ----------------------------      ----------------------------

                           (CONTINUED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending January 31, 1998.

          [_] FOR        [_] AGAINST         [_] ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFI-CER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                    -------------------------------------------

                                    -------------------------------------------
                                                   SIGNATURE(S)

                                    Dated:  _____________________________, 1997

                                    PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN
                                    THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
                                    WHICH IS POSTAGE PREPAID IF MAILED IN THE
                                    UNITED STATES.